ITEM 6. (A)


                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                             (DOLLARS IN THOUSANDS)


                                    QUARTER  ENDED    SIX MONTHS ENDED
                                         JUNE 30,         JUNE 30,

                                      1994     1993      1994     1993

Net income                           $2,372   $3,720    $5,073   $6,877
Less:  Preferred stock dividend
         requirements                    43       43        86       86
Net income applicable to
  common stock                       $2,329   $3,677    $4,987   $6,791

Weighted average common
  shares outstanding                945,533  945,533   945,533  945,533

Earnings per common share:
  Income before cumulative
    effect of a change in
    accounting principle              $2.46   $3.89     $5.27    $6.95
  Cumulative effect on prior
    years (to December 31, 1992)
    of changing to a different
    method of accounting for
    income taxes                        .00     .00       .00      .23
Net income                            $2.46   $3.89     $5.27    $7.18